Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP. RECEIVES
$102.1 MILLION OF MOVEMENT TRACKING SYSTEM ORDERS AND PROVIDES
COMMENTS RELATING TO ITS BUSINESS OUTLOOK

Melville, NY, April 20, 2009 – Comtech Telecommunications Corp. (NASDAQ:CMTL) announced today that its Maryland-based subsidiary, Comtech Mobile Datacom Corporation, received orders totaling $102.1 million under its Movement Tracking System, or MTS contract, with the U.S. Army.  Total orders received to date against the $605.1 million MTS contract increased to $529.1 million.

The $102.1 million of orders includes approximately $97.2 million for the supply of MTS V2 systems, which feature Comtech's Model MT-2012 mobile satellite transceivers integrated with a newly upgraded ruggedized tablet computer, installation kits, technical support, engineering services and user training. These orders also include satellite network bandwidth for Afghanistan-related operations. Comtech's Model MT-2012 mobile satellite transceiver features Savi Technology's ISO-compliant EchoPoint RFID Reader, as well as secure Global Positioning System (GPS) capabilities. Almost all of these deliveries are expected to commence in Comtech’s fiscal 2010. A substantial portion of these orders include newly upgraded ruggedized tablet computers that are manufactured by a third-party vendor and, as such, the margin profile is expected to be significantly lower than historical MTS orders that included a different ruggedized computer.

Separately, the Company received a $4.9 million order under its MTS contract for ruggedized laptop computers and related accessories that were immediately shipped to address operational needs in Afghanistan.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, "The receipt of these orders, the majority of which was unexpected, is certainly a pleasant surprise. These orders affirm our belief that demand for our mobile data communications segment’s products and services has never been stronger and that the military continues to view our equipment and services as critical to meeting operational requirements.”

Mr. Kornberg added, “Although this order provides tangible evidence that fiscal 2010 will be better than we thought just a few short weeks ago, we continue to take a cautious and realistic approach as we look to fiscal 2010.  Our commercial markets remain challenging and soft; however, I have no doubt that all three of our business segments will continue to build upon their existing leadership positions during these extraordinary economic times. Because the Company has just initiated its annual business planning process, we intend to provide updated and specific fiscal 2010 revenue and EPS guidance, as we normally do, during our year-end conference call which is currently expected to occur in September 2009.”

Comtech Mobile Datacom Corporation, a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services through the use of advanced communication and network technology. To learn more about Comtech Mobile Datacom, please visit the company's website at www.comtechmobile.com.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable or ineffective. The Company conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

Media Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
Jerome Kapelus, Senior Vice President, Strategy and Business Development
(631) 962-7000
Info@comtechtel.com

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